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               [LETTERHEAD OF ORRICK, HERRINGTON & SUTCLIFFE LLP]

                                            July 1, 1997

Mitchell Hutchins
1285 Avenue of the Americas
New York, New York 10019

     Re: PaineWebber New York Tax-Free Income Fund, a series of the PaineWebber
         Municipal Series (the 'New York Fund')

     We hereby consent to the the filing of this consent as an exhibit to the registration statement on Form N-1A for the New York Fund dated as of the date hereof (the 'Registration Statement') and to the use of our name as counsel to the New York fund with respect to the New York law in the Registration Statement and the Prospectus for the New York Fund.

                                         Very truly yours,

                                         /s/ Orrick, Herrington & Sutcliffe LLP
                                         Orrick, Herrington & Sutcliffe LLP


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